SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
[X] Definitive Proxy Statement        (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


 .................................Alyn Corporation...............................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         .......................................................................
         2) Aggregate number of securities to which transaction applies:
         .......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         .......................................................................
         4) Proposed maximum aggregate value of transaction:
         .......................................................................
         5) Total fee paid:
         .......................................................................
[  ]  Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         .......................................................................
         2) Form, Schedule or Registration Statement No.:
         .......................................................................
         3) Filing Party:
         .......................................................................
         4) Date Filed:
         .......................................................................

[LOGO]                           ALYN CORPORATION
                                16761 HALE AVENUE
                            IRVINE, CALIFORNIA 92606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1997


TO OUR STOCKHOLDERS:

         Please take notice that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Alyn Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, June 3, 1997, at the Red Lion Hotel, 3050 Bristol Street, Costa Mesa, California 92626, for the following purposes:

         1. To elect five directors to hold office until the 1998 Annual Meeting of Stockholders;

         2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending December 31, 1997; and

         3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         Stockholders of record at the close of business on the record date, April 25, 1997, are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

                                       By Order of the Board of Directors


                                       /S/WALTER R. MENETREY
                                       ----------------------
April 30, 1997                         Walter R. Menetrey
                                       Secretary

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.
--------------------------------------------------------------------------------

[LOGO]                           ALYN CORPORATION
                                16761 HALE AVENUE
                            IRVINE, CALIFORNIA 92606



                                 PROXY STATEMENT
                                     FOR THE
                1997 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JUNE 3, 1997



                               GENERAL INFORMATION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Alyn Corporation, a Delaware corporation ("Alyn" or the "Company"), for use at the 1997 Annual Meeting of Stockholders scheduled to be held on Tuesday, June 3, 1997, at 10:00 a.m., local time, or any postponement or adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Red Lion Hotel, 3050 Bristol Street, Costa Mesa, California 92626. A form of proxy for use at the Annual Meeting and a return envelope for the proxy are also enclosed.

         Purpose of the Annual Meeting. It is proposed that at the Annual
Meeting: (i) five members of the Board of Directors be elected for terms expiring at the 1998 Annual Meeting of Stockholders; and (ii) the appointment by the Board of Directors of the independent accountants of the Company for fiscal year 1997 be ratified.

         The Company is not aware at this time of any other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

         Solicitation and Voting of Proxies; Revocation. Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. The Board of Directors urges stockholders to complete, date, sign and return their proxies promptly whether or not they plan to attend the Annual Meeting. All duly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated thereon. In the absence of such instructions, duly executed proxies will be voted "FOR" the election of the director nominees listed below and "FOR" the approval of the other proposals set forth in the Notice of Annual Meeting of Stockholders of the Company.

         The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing a revocation with the Secretary of the Company, executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. In accordance with applicable rules, boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish either to withhold authority to vote for the nominees for director or abstain on the other matters presented for a vote of stockholders.

         The solicitation will be by mail, and may also be made personally or by telephone by directors, officers and employees of the Company, for which they will receive no compensation other than their regular compensation as directors, officers or employees, if any. All the expenses of the solicitation will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to beneficial owners of the Company's voting securities, and the Company will reimburse such brokerage houses and others for their reasonable expenses in so doing. This Proxy Statement and the enclosed proxy card are being mailed to stockholders beginning approximately April 30, 1997.

         Record Date; Voting Rights. Stockholders of record at the close of business on April 25, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 10,750,000 shares of Alyn common stock, $0.001 par value per share (the "Common Stock"). Holders of Common Stock are entitled to one vote for each share of Common Stock registered in their name. The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum to transact business at the Annual Meeting. Matters to be voted upon at the Annual Meeting require the affirmative vote of a majority in voting power of the shares of Common Stock that are present in person or by proxy voting as a single class.

         In accordance with applicable Securities and Exchange Commission ("SEC") rules, designated blank spaces are provided on the form of proxy for stockholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for any nominee for director. Under the rules of the principal stock exchanges, when brokers have not received instructions from their customers, brokers holding shares in street name have the authority to vote the shares on some matters, but not others. Such missing votes are called "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Since the Company's Certificate of Incorporation requires the affirmative vote of a majority of shares present, in person or by proxy, an abstention on the Company's proposal to ratify the selection of its auditors will have the practical effect of a negative vote since it represents one less vote for approval. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining total votes cast and thus will have no effect on the outcome of the election of the Board of Directors or the Company's other proposals.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         Information concerning the nominees for election to the Company's Board of Directors is set forth below. Each nominee for election to the Board of Directors named below has consented to being named as a nominee and has agreed to serve if elected. If elected, each director would serve for a one-year term, expiring at the 1998 Annual Meeting of Stockholders. The persons identified as proxies on the enclosed form of proxy intend to vote each properly executed proxy "FOR" the election of the listed nominees for the ensuing terms or until their successors are elected and qualified, unless indicated otherwise in a properly executed form of proxy. If any of the named nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for a substitute or substitutes unless the Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee for director named below unavailable.

         Messrs. Carden, Menetrey, Edelson, Markbreiter and Toledano are currently serving on the Company's Board of Directors. Mr. Toledano has been Chairman of the Board of the Company since January 1997. Messrs. Edelson, Markbreiter and Toledano were elected as Directors of the Company pursuant to the terms of a Stockholders' Agreement, dated May 1, 1996, by and among the Company and certain stockholders of the Company. The voting arrangements in this Stockholders' Agreement terminated upon the consummation of the Company's initial public offering on October 25, 1996.

         The following information with respect to each nominee has been furnished to the Company by such nominee. The ages of the nominees are as of April 30, 1997.

         Robin A. Carden, 39, is the founder of the Company and has been the President, Chief Executive Officer and a Director since its formation in 1990. Mr. Carden is currently Chairman of the Company's Executive Committee, and a member of the Company's Compensation Committee. Prior to 1990, Mr. Carden was employed by Ceradyne Inc., a company engaged in the development and production of advanced ceramics products, as Senior Sales Engineer, and was engaged in developing civilian applications for advanced ceramics products originally developed for military use. Mr. Carden graduated from Long Beach State University with a Bachelor of Science degree. A number of United States patents have been issued to Mr. Carden.

         Walter R. Menetrey, 63, has been the Executive Vice President, Chief Operating Officer and a Director of the Company since May 1996. From August 1992 to April 1996, he worked as an independent management consultant to numerous companies engaged in, among other things, the security and software industries. Prior to July 1992, Mr. Menetrey was Chief Executive Officer of Meret, Inc., a company engaged in the manufacture and sale of fiber optics communication equipment. In July 1995, Mr. Menetrey filed for personal bankruptcy under Chapter 7 of the Bankruptcy Code, and Mr. Menetrey was granted a discharge of the claims of certain creditors pursuant to Section 727 of the Bankruptcy Code in November 1995. Mr. Menetrey received a Bachelor of Science degree in Physics and a Master of Science degree in Electrical Engineering from the California Institute of Technology.

         Harry Edelson, 60, has been a Director of the Company since May 1996. Mr. Edelson is currently Chairman of the Company's Audit Committee. Mr. Edelson has been the Managing Partner of Edelson Technology Partners, a venture capital fund that is an affiliate of Edelson Technology Partners III, a principal stockholder of the Company, for more than ten years. Edelson Technology Partners and its related funds have invested in more than 70 companies involved in a wide range of technologies, including telecommunications, computers, semiconductors, specialty chemicals, environmental and publishing, with a focus on funding technologies that could assist its corporate partners. Mr. Edelson was a financial analyst for over 12 years, covering technology companies for Merrill Lynch & Co., Drexel Burnham Lambert and First Boston Corporation. He has consulted for dozens of companies and is a frequent speaker and contributor to leading business magazines in Europe, Asia and the United States.

         Michael Markbreiter, 35, has been a Director of the Company since May 1996. Mr. Markbreiter is currently a member of the Company's Executive, Audit and Compensation Committees. Since August 1995, Mr. Markbreiter has been a portfolio manager for private equity investments for Kingdon Capital Management Corp., a manager of investment funds. In April 1994, he co-founded Ram Investment Corp., a venture capital company. From March 1993 to January 1994, he served as a portfolio manager for Kingdon Capital Management Corp. Prior to February 1993, he worked as an analyst at Alliance Capital Management Corp. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering.

         Udi Toledano, 46, has been a Director of the Company since May 1996 and Chairman of the Board since January 1997. Mr. Toledano is currently Chairman of the Company's Compensation Committee, and a member of the Company's Executive and Audit Committees. Mr. Toledano has been the President of Andromeda Enterprises, Inc., a private investment company, since December 1993. Prior to that he was the President of CR Capital Inc., a private investment company, for more than five years. He has been an advisor to various public and private corporations, none of which competes with the Company. Since May 1996, Mr. Toledano has been a Director of HumaScan Inc., a public medical device company, and since April 1995, he has been a Director of Global Pharmaceutical Corporation, a public generic pharmaceutical manufacturing company. Since July 1994, Mr. Toledano has been a Director of Universal Stainless & Alloy Products, Inc., a public specialty steel producing company, and since January 1993, he has been a Director of Pudgie's Chicken, Inc., a public national fast food chain.

     Unless individual stockholders indicate otherwise, each returned proxy will be voted "FOR" the election to the Board of Directors of each of the five nominees named above.

Board of Directors Committees and Meetings

         During 1996, the Board of Directors held three meetings. All members of the Board of Directors attended all meetings. The Board of Directors has three standing committees: the Executive Committee; the Audit Committee; and the Compensation Committee.

         The Executive Committee has all the powers of the Company's full Board of Directors, except that it is not authorized to amend the Company's Certificate of Incorporation, declare any dividends or issue shares of capital stock of the Company. The Executive Committee currently consists of Messrs. Carden (Chairman), Markbreiter and Toledano. The Executive Committee held one meeting in 1996. Following the Annual Meeting, if all nominees for director are elected, the Executive Committee is expected to consist of Messrs. Carden, Markbreiter and Toledano.

         The Audit Committee was established in June 1996. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of the annual audit and other services the independent auditors are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal controls. The Audit Committee currently consists of Messrs. Edelson (Chairman), Markbreiter and Toledano. The Audit Committee held one meeting in 1996. Following the Annual Meeting, if all nominees for director are elected, the Audit Committee is expected to consist of Messrs. Edelson, Markbreiter and Toledano.

         The Compensation Committee held one meeting in 1996. Its functions are discussed in the Report on Executive Compensation which starts on page 13. The Compensation Committee currently consists of Messrs. Toledano (Chairman), Carden and Markbreiter. Following the Annual Meeting, if all nominees for director are elected, the Compensation Committee is expected to consist of Messrs. Toledano, Carden and Markbreiter.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee currently consists of Messrs. Toledano, Carden and Markbreiter. Mr. Carden is President and Chief Executive Officer of the Company. Mr. Toledano is Chairman of the Board of the Company.

Director Compensation

         Members of the Board of Directors of the Company presently receive no annual remuneration for acting in that capacity. The Company compensates its non-employee directors at the rate of $500 (plus reasonable expenses) for each attended meeting of the Board of Directors or committee thereof. Certain members of the Board of Directors of the Company are also eligible for the grant of options under the 1996 Stock Incentive Plan that provides for each non-employee Director (currently, Messrs. Edelson, Markbreiter and

Toledano) to receive an initial grant of options to purchase 15,000 shares of Common Stock and an annual grant of options to purchase 10,000 shares of Common Stock.


       PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997, and has directed that the appointment of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1996.

         Stockholder ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board of Directors is submitting the appointment of Price Waterhouse LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

         Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

         The Board of Directors Recommends a Vote "FOR" Ratification of
           the Appointment of Price Waterhouse LLP as the Independent
                    Accountants for the Current Fiscal Year.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT.

         The following table sets forth the number of shares of Common Stock beneficially owned, as of April 4, 1997, by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director and (iii) the directors and officers of the Company as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                       Beneficial Ownership
Name(1)                                           No. of Shares       % of Total

Robin A. Carden                                      3,132,000         29.13%
Kingdon Capital Management
  Corp.(2)                                           2,488,000         23.14%
Udi Toledano(3)                                        564,333          5.25%
Herbert V. Turk(4)                                     560,000          5.21%
Walter R. Menetrey                                     240,000          2.23%
Harry Edelson(5)                                         8,333            *
Michael Markbreiter(6)                                   8,333            *
All executive officers and directors
  of the Company as a group
  (six persons)(7)                                   3,904,999         36.33%

-------------------------------------
*Less than 1%.

(1) The address for each of the persons in the table below is c/o Alyn Corporation, 16761 Hale Avenue, Irvine, California 92606.
(2) Includes shares of Common Stock held by M. Kingdon Offshore NV, Kingdon Associates, L.P. and Kingdon Partners, L.P. Does not include the shares of Common Stock underlying immediately exercisable options that appear in the table above opposite the name of Michael Markbreiter, a Director of the Company and an employee of Kingdon Capital Management Corp. Mr. Mark Kingdon is the sole shareholder, director and executive officer of Kingdon Capital Management Corp.
(3) Includes options immediately exercisable for 8,333 shares of Common Stock. Also includes 276,000 shares of Common Stock held by Mr. Toledano's wife and 80,000 shares of Common Stock held by a certain trust for the benefit of their minor children. Also includes an aggregate of 48,000 shares of Common Stock owned by certain other members of Mr. Toledano's family, with respect to which Mr. Toledano disclaims beneficial ownership.
(4) Includes 344,000 shares of Common Stock held by Mr. Turk jointly with his wife. Also includes 216,000 shares of Common Stock held by Mr. Turk's two adult daughters, with respect to which Mr. Turk disclaims beneficial ownership.
(5) Includes options immediately exercisable for 8,333 shares of Common Stock. Does not include 520,000 shares of Common Stock held by Edelson Technology Partners III, with respect to which Mr. Edelson disclaims beneficial ownership.
(6) Includes options immediately exercisable for 8,333 shares of Common Stock. Does not include 420,800 shares of Common Stock held by Kingdon Partners, L.P. 420,800 shares of Common Stock held by Kingdon Associates, L.P., and 1,246,400 shares of Common Stock M. Kingdon Offshore NV, with respect to which Mr. Markbreiter disclaims beneficial ownership.
(7) Includes options immediately exercisable for 25,000 shares of Common Stock. Does not include (i) 520,000 shares of Common Stock held by Edelson Technology Partners III, with respect to which Mr. Edelson, a Director, disclaims beneficial ownership, (ii) shares of Common Stock held by Kingdon Partners, L.P., Kingdon Associates, L.P. and M. Kingdon Offshore NV, with respect to which Mr. Markbreiter, a Director, disclaims beneficial ownership and (iii) 48,000 shares of Common Stock owned by certain members of Mr. Toledano's family, with respect to which Mr. Toledano, a Director, disclaims beneficial ownership.

                               EXECUTIVE OFFICERS


         See "Proposal 1 - Election of Directors" above for information pertaining to Messrs. Carden and Menetrey, the Company's executive officers holding the offices of President and Chief Executive Officer; and Executive Vice President and Chief Operating Officer, respectively. What follows is a description of Mr. Phillip Gustavson, who serves as the Company's Vice President, Finance and Administration.

         Phillip R. Gustavson, 52, has been the Vice President, Finance and Administration, of the Company since June 1996. From March 1995 to June 1996, Mr. Gustavson was the Corporate Controller for PIA Merchandising, Co., Inc., a public company engaged in the retail merchandising services industry. From March 1993 to December 1994, he was the Chief Financial and Administrative Officer of Aztec Toys, Inc., a toy manufacturing company. Prior to September 1992, he was the Vice President (Finance and Administration) of Geneva Capital Markets, Inc., a private investment company. Mr.
Gustavson is a Certified Public Accountant.

         Executive officers of the Company serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

Employment Agreements

         In May 1996, the Company entered into a three-year employment agreement with Robin A. Carden, the Company's President and Chief Executive Officer. Subject to the provisions for termination provided therein, the term of Mr. Carden's employment agreement shall automatically be renewed for a one-year term after the expiration of the initial three-year term, and for successive one-year terms thereafter for a maximum of 10 years. The employment agreement provides that Mr. Carden's annual base salary shall be determined by the Board of Directors, but in no event shall such annual salary be less than $150,000, which amount shall be increased annually in an amount equal to at least the annual Consumer Price Index. In addition to his base salary, Mr. Carden is entitled to a bonus and a customary benefits package. The employment agreement prohibits Mr. Carden from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.

         Each of Walter R. Menetrey and Phillip R. Gustavson has entered into a two-year employment agreement with the Company for the position of Chief Operating Officer and Vice President, Finance and Administration, respectively. Subject to the termination provisions provided therein, Mr. Menetrey's and Mr. Gustavson's employment agreements shall automatically be renewed for a one-year term after the expiration of the initial two-year term, and for successive one-year terms thereafter. Mr. Menetrey's and Mr. Gustavson's employment agreements provide for an annual base salary to be determined by management (or, in the case of Mr. Menetrey, by the Compensation Committee of the Board of Directors), but in no event shall such annual salary be less than $100,000 and $95,000, respectively. In addition to an annual base salary, Mr. Menetrey's and Mr.

Gustavson's employment agreements provide for a bonus and a customary benefits package. In the event that the Company terminates the respective employment agreement without cause, Mr. Menetrey and Mr. Gustavson would be entitled to receive their base salary and benefits until the earlier of (i) the expiration of the then current term of the respective employment agreement without any further extensions and (ii) the date which is six months after the termination date. Each of the employment agreements of Mr. Menetrey and Mr. Gustavson prohibits the employee from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.


                             EXECUTIVE COMPENSATION

         The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the two most highly paid executive officers, other than the Chief Executive Officer (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during such period.


                                     Summary Compensation Table



                                                                                                   Number of
                                                 Annual Compensation                               Securities
Name and Principal                                                            Other Annual         Underlying          All Other
Position                       Year      Salary              Bonus            Compensation          Options         Compensation(1)

Robin A. Carden               1996        $100,000          $28,500              --                     --              $310,895
  President and Chief         1995          29,975            --                 --                     --                 --
  Executive Officer           1994          74,961            --                 --                     --                 --


Walter R. Menetrey            1996         $65,000          $27,500              --                   50,000               --
    Executive Vice            1995           --               --                 --                     --                 --
    President and Chief       1994           --               --                 --                     --                 --
    Operating Officer


Phillip R. Gustavson          1996         $53,000          $15,000              --                   40,000               --
    Vice President,           1995           --               --                 --                     --                 --
    Finance and               1994           --               --                 --                     --                 --
     Administration


-------------
(1) For 1996, represents Mr. Carden's $4,800 car allowance, $283,100 in deferred compensation and $22,995 interest on his loan to the Company.

Stock Option Grants and Exercise

      The following table sets forth information regarding stock options granted to each Named Executive Officer during fiscal year 1996 pursuant to the Company's 1996 Stock Option Plan.


                                                 % of Total
                                                   Awards
                                                 Granted to           Exercise
                              Options            Employees             or Base                                 Grant Date
                            Granted(1)           in Fiscal            Price(3)           Expiration         Present Value(4)
        Name                    (#)               Year(2)              ($/Sh)               Date                 ($/Sh)

Robin A. Carden                  --                  --                  --                  --                    --

Walter R. Menetrey             50,000               14.8%               13.50             10/22/06               $7.62

Phillip R. Gustavson           40,000               11.8%               13.50             10/22/06               $7.62

-------------
(1)   Options are granted at fair market value at date of grant and are exercisable in a series of three (3) equal and successive annual installments over the optionee's period of service with the Company, measured from the grant date, with the first installment exercisable one year from the grant date. Each option must be exercised within 10 years of the grant date, subject to earlier termination in the event of the optionee's termination of employment with the Company. An incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the grant date.

(2) A total of 338,000 options were granted to employees, including executive officers, for the fiscal year ended December 31, 1996.

(3)   The exercise price for each option granted under the 1996 Stock Option
      Plan shall not be less than 100% of the fair market value (the "Fair
      Value") per share of Common Stock on the date such option is granted, which with respect to the options granted to Messrs. Menetrey and Gustavson was equal to $13.50 per share, the per share initial public offering price of the Common Stock in the Company's initial public offering, which closed in October 1996. For incentive stock options granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Value per share of Common Stock. The exercise price may be paid in cash (by check), by transferring shares of Common Stock owned by the option holder and having a Fair Value on the date of surrender equal to the aggregate exercise price of the option or, solely with respect to options granted to non-employee Directors, consultants, officers and other key employees of the Company, by cash payments in installments or pursuant to a full recourse promissory note, in either case, upon the terms and conditions as the Compensation Committee shall determine. Upon the exercise of any option, the Company is required to comply with all applicable withholding tax requirements.

(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions for 1996: risk-free rate of return of 6.34%, no dividend yield, expected life of 5 years, and historical volatility of 58.09%.

Option Exercises and Holdings as of December 31, 1996

            No stock options were exercised in fiscal year 1996 by any of the Named Executive Officers. The following table sets forth, as of December 31, 1996, the number of unexercised options held by each Named Executive Officer and the value thereof based on the closing bid price of the Common Stock of $10.38 on December 31, 1996.


             Aggregated Option/Warrant Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/Warrant Values

                          Number of Unexercised    Value of Unexercised In-the-
                            Options/Warrants          Money Options/Warrants
                              at FY-End(#)               at FY-End($)(1)
                              Exercisable/                 Exercisable/
Name                          Unexercisable               Unexercisable

Robin A. Carden                    0/0                         0/0

Walter R. Menetrey              0/50,000                       0/0

Phillip R. Gustavson            0/40,000                       0/0

-------------
(1) Represents (i) the number of shares of Common Stock underlying options (including options the exercise price of which was more than the market value of the underlying securities) multiplied by (ii) the market price at December 31, 1996 of $10.38 minus the exercise price.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreement and Plan of Merger; Repayment of Stockholder Loans

      Pursuant to an Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), among Old Alyn, Robin Carden and the Company, Old Alyn was merged with and into the Company, with the Company being the surviving corporation. In accordance with the terms of the Merger Agreement, certain stockholders of the Company provided a line of credit to the Company (the "Subordinated Credit Line"), pursuant to which such stockholders became obligated to loan to the Company on a monthly basis up to an aggregate maximum amount of $5 million, which loans bear interest at the annual rate of 8%. As of September 30, 1996, Mr. Toledano, a Director and, since January 1997, Chairman of the Board of the Company, Kingdon Capital Management Corp., a principal stockholder of the Company, Herbert V. Turk, a principal stockholder of the Company, and Edelson Technology Partners III, a principal stockholder of the Company, had advanced $319,000, $2,766,750, $319,000 and $660,000, respectively, or an aggregate of approximately $4.1 million of the approximately $4.6 million of loans outstanding. The outstanding principal amount of the Subordinated Credit Line (approximately $4.6 million as of September 30, 1996), plus accrued interest, was repaid with a portion of the net proceeds of the Company's initial public offering, which closed October 25, 1996 (the "Offering").

      In 1990, the Company borrowed $128,000 from Robin A. Carden, the President, Chief Executive Officer and a Director of the Company. The outstanding principal amount of such loan, plus accrued and unpaid interest, was repaid in May 1996 with a portion of the initial proceeds of the Subordinated Credit Line.

Andromeda Enterprises, Inc.

      Andromeda Enterprises, Inc., a Delaware corporation ("Andromeda"), received $100,000 from the Company in May 1996 for sales, marketing and consulting services performed by Andromeda on behalf of Old Alyn and on behalf of the Company. Since January 1997, Andromeda has also been entitled to a monthly fee of $5,000 per month from the Company for ongoing sales, marketing and consulting services performed on behalf of the Company. Mr. Udi Toledano, a Director, principal stockholder and Chairman of the Board of the Company, is the President of Andromeda, and, together with his wife, beneficially owns all of its outstanding capital stock.

                        REPORT ON EXECUTIVE COMPENSATION(1)

Introduction

            Three of Alyn's directors, Messrs. Toledano (Chairman), Carden and Markbreiter, constitute the Compensation Committee, which, among other things, is responsible for (1) reviewing and approving salaries, benefits and bonuses for all executive officers of the Company; (2) reviewing and approving stock option grants to employees of the Company; and (3) reviewing and recommending to the Board of Directors matters relating to employee compensation and employee benefit plans. The Board of Directors did not modify or reject any action or recommendation of the Compensation Committee regarding compensation for the 1996 fiscal year.

            This report sets out the Company's executive compensation philosophy and objectives, describes the components of its executive compensation program and describes the bases on which 1996 executive compensation determinations were made with respect to the executive officers of the Company, including those named in the Summary Compensation Table preceding this report.

Executive Compensation Philosophy and Objectives

      In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

      o The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel;

      o Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

      o The financial interests of the Company's executives should be aligned with the financial interests of the stockholders, primarily through stock option grants and incentive compensation.

Compensation Program Components

            Consistent with the Company's executive compensation objectives, compensation for its senior executives consists of three elements: an annual base salary, annual incentive compensation and long-term incentive compensation.

--------
(1) Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the SEC, neither the "Report on Executive Compensation" nor the material under the caption "Performance Measurement Comparison" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended.

            Annual Base Salary. The Compensation Committee annually reviews each executive's base salary. Salary levels are generally targeted to and correspond to the median of the range of compensation paid by such other similar companies. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are competitive within a range that the Compensation Committee considers to be reasonable and necessary to attract and retain qualified executives. Increases in base salary are primarily the result of individual performance, which includes meeting specific goals established by the Compensation Committee. The criteria used in evaluating individual performance varies depending on the executive's function, but generally include leadership inside and outside the Company; advancing the Company's interests with customers, vendors and in other business relationships; product quality and development; and advancement in skills and responsibility.

            Annual Incentive Compensation. A bonus pool for 1996 was established by setting aside a portion of the Company's operating capital. That pool was then divided among a group of managerial employees, including executive officers, primarily in proportion to their respective base salaries and length of service. The chief executive officer was treated in the same fashion as all other executive officers with respect to the bonus determination.

            Long-Term Incentive Compensation. The 1996 Stock Incentive Plan authorizes the Compensation Committee to make grants and awards of stock options to the Company's employees. The stock options are granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant, have a duration of ten years, and generally vest over three years. This approach is designed to motivate management to increase stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management.

            Chief Executive Officer's Compensation. Mr. Carden's base salary was determined by agreement with the establishment of the Company, effective May 2, 1996, at an annual rate of $150,000. Mr. Carden earned an annual bonus of $28,500 in 1996 which was determined in the same fashion as all other executive officers and management personnel of the Company. Due to his significant participation in the ownership of the Company, Mr. Carden did not receive a grant of stock options in 1996.

Summary

      The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

                                           The Compensation Committee

                                           Udi Toledano (Chairman)
                                           Robin A. Carden
                                           Michael Markbreiter

Performance Measurement Comparison

            The following graph provides a comparison of the cumulative total shareholder return for the period from October 22, 1996 (the date upon which the Common Stock was issued in the Offering at $13.50 per share) through December 31, 1996 (assuming reinvestment of any dividends) among the Company, the NASDAQ Stock Market - U.S.Index and the Russell 2000 Index.

                  COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN
           AMONG ALYN CORPORATION, THE NASDAQ STOCK MARKET-U.S. INDEX
                           AND THE RUSSELL 2000 INDEX




                                [Alyn Corporation

                               Performance Graph]















            The foregoing graph is based upon the following data:



                                           Cumulative Total Return

                               10/22/96     10/31/96     11/30/96     12/31/96
                               --------     --------     --------     --------

ALYN CORPORATION                   100         102           96           81

NASDAQ STOCK MARKET - U.S.         100          99          105          105
INDEX

RUSSELL 2000 INDEX                 100          99          103          105

                                  ANNUAL REPORT

                  A copy of the Company's Annual Report to Stockholders is being provided to each stockholder of the Company with this Proxy Statement. Additional copies may be obtained without charge by writing to Alyn Corporation, 16761 Hale Avenue, Irvine, California 92606, Attention: Secretary.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires certain officers of the Company and its directors, and persons who own beneficially more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock of the Company with the SEC, the Nasdaq National Market and the Company. Based solely on a review of the reports and representations provided to the Company by the above-referenced persons, the Company believes that during 1996, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely satisfied. In making these statements, the Company has relied on representations of its directors, officers and greater than ten percent beneficial owners, and copies of reports they have filed with the SEC.

                              STOCKHOLDER PROPOSALS

                  The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended. In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the 1998 Annual Meeting of stockholders must be received by the Company at its principal executive office, 16761 Hale Avenue, Irvine, CA 92606, no later than December 30, 1997, if such proposals are to be considered for inclusion in the Company's proxy statement for the 1998 Annual Meeting of stockholders. Each proposal submitted should include the full and correct name and address of the stockholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The stockholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good reason for not doing so.

                       By Order of the Board of Directors


                                                     /S/WALTER R. MENETREY
                                                     ---------------------
                                                     Walter R. Menetrey
                                                     Secretary

                                ALYN CORPORATION


    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON JUNE 3, 1997


         The undersigned hereby appoints Udi Toledano and Robin A. Carden, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Alyn Corporation, a Delaware corporation (the "Company"), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Red Lion Hotel, 3050 Bristol Street, Costa Mesa, California 92626, on June 3, 1997, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

                  (Continued and to be signed on reverse side.)
                                                                           SEE
                                                                         REVERSE
                                                                           SIDE





------------
     X       Please mark your votes as in this example.
------------



      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF
                                 THE FOLLOWING:

                                 FOR   WITHHELD   Nominees:  Robin A. Carden
1.    Election of Directors.     / /     / /                 Walter R. Menetrey
                                                             Harry Edelson
                                                             Michael Markbreiter
                                                             Udi Toledano



For, except vote withheld for the following nominee(s):




                                                                                                    FOR           AGAINST    ABSTAIN

2.    Approval of Price Waterhouse L.L.P. as Independent Accountants.                               / /            / /         / /



3.    OTHER MATTERS:                                                                                / /            / /         / /
      Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.


The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

SIGNATURE (title, if any)                         DATE             , 1997

SIGNATURE (if held jointly)                       DATE             , 1997

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.